UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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United States Steel Corporation

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Commencing April 8, 2013, United States Steel Corporation sent the following to certain of its shareholders.

United States Steel Corporation	600 Grant Street Pittsburgh, PA 15219 (412) 433 – 1121

April 8, 2013

Dear Shareholder:

We are writing this letter to share with you additional information about executive compensation and our shareholder outreach efforts on this topic in 2012. In connection with the 2012 advisory vote on executive compensation, our management, at the direction of our Compensation & Organization Committee of the Board of Directors (the “Committee”), contacted more than 40 of our largest shareholders, representing almost 50% of our outstanding shares. As stated in our 2013 Proxy Statement, this intensive effort resulted in a constructive dialogue with a significant number of our shareholders. The main concern expressed by our shareholders was with Total Shareholder Return, a concern that the Committee and our management share. While our performance has improved in recent years, it still reflects the slow and uneven recovery of the steel industry from the global economic recession.

We specifically sought shareholders’ views on the design of our long-term incentive program (“LTI”) and, in particular, the allocation of total awards among performance awards, stock options and restricted stock units. Prior to 2012, our LTI program distributed awards evenly among these three types of equity awards. None of the shareholders we spoke to expressed any negative views or concerns about our LTI program or the allocation among the types of awards. Several of our largest shareholders told us that they approved of this mix. Realizable pay was a focus of some shareholders, who told us that they felt our pay and performance were aligned. Some shareholders specifically expressed support for stock options as an appropriate element in our LTI program.

In May 2012, after reviewing compensation trends for LTI-type programs of our peer group, the Committee increased the proportion of performance awards to 40% of the total awards, and reduced the proportion of stock options and restricted stock units to 30% each. This change was not in response to concerns expressed by our shareholders, as no shareholder had expressed any such concerns. Instead, it was the Committee’s view that the change was consistent with recent market trends. In addition, the Committee, mindful of the results of the 2012 advisory vote on executive compensation, believed that this change would further strengthen the alignment between long-term incentive pay and performance, and would enable the Company to continue to attract and retain high-quality executive talent. The Committee looks forward to the results of our 2013 advisory vote on executive compensation, recommends you support our proposal, and plans to continue to be attentive to the views of our shareholders.

Thank you for your consideration.

Sincerely,

UNITED STATES STEEL CORPORATION